Exhibit 10.6
EMPLOYMENT AGREEMENT
     THIS AGREEMENT (the “Agreement”) is entered into effective as of May 1, 2007 (the “Effective Date”), by and between FreightCar America, Inc., a Delaware corporation (the “Company”), and Charles Magolske (the “Executive”).
     WHEREAS, the Executive and the Company have reached agreement concerning the terms and conditions of his employment and wish to formalize that agreement;
     NOW, THEREFORE, in consideration of the mutual terms, covenants and conditions stated in this Agreement, the Executive and the Company agree as follows:
     1. Employment, Position and Duties. The Company shall employ the Executive, and the Executive hereby agrees to serve the Company, as its Vice President — Business Development and Strategy, and the Executive shall have such responsibilities, duties and authority as are customarily associated with such office. The Executive also hereby agrees to serve as an officer of such of the Company’s subsidiaries (if any) as the Company’s Chief Executive Officer shall reasonably request.
     2. Term. The employment of the Executive by the Company pursuant to this Agreement will commence as of the Effective Date and will terminate three (3) years thereafter provided, however, that this Agreement, shall remain in effect from year to year thereafter unless, not less than ninety (90) days prior to the then termination of the term of this Agreement, either the Executive or the Company shall deliver to the other written notice of his or its intention not to continue in effect this Agreement, in which case this Agreement shall terminate as of December 31 of the year in which such notice is given (the “Term”); and provided further that, if a Change in Control (as defined below) shall have occurred during the Term, this Agreement shall continue in effect and the Term shall be extended until at least the second anniversary of such Change in Control.
     3. Duties. During the Term:
     (a) The Executive shall report to the Company’s Chief Executive Officer.
     (b) The Executive will devote substantially all his full working time and best efforts, talents, knowledge and experience to serving the Company. However, the Executive may devote reasonable working time to activities such as supervision of personal investments and activities involving professional, charitable, educational, religious and similar types of activities, speaking engagements and membership on other boards of directors, provided such activities do not interfere in any substantial way with the business of the Company; and provided further, that the Executive may not serve on the board of directors of any other for-profit company without the prior written approval of the Board or of a Board committee to which such approval shall have been delegated. The time involved in such activities shall not be treated as vacation time. The Executive shall be entitled to keep any amounts paid to him in connection with such activities (e.g., director fees and honoraria).

     (c) The Executive will perform his duties diligently and competently and shall act in conformity with the Company’s written and oral policies and within the limits, budgets and business plans set by the Board. The Executive will at all times during the Term adhere to and obey all of the rules and regulations in effect from time to time relating to the conduct of executives of the Company. Except as provided in (b) above, the Executive shall not engage in consulting work or any trade or business for his own account or for or on behalf of any other person, firm or company that competes, conflicts or interferes with the performance of his duties hereunder in any way.
     4. Place of Performance. In connection with the Executive’s employment by the Company, the Executive shall be based at the Company’s offices in Chicago, Illinois, except for required travel on the Company’s business.
     5. Compensation and Related Matters. As compensation and consideration for the performance by the Executive of the Executive’s duties, responsibilities and covenants pursuant to this Agreement, the Company will pay the Executive and the Executive agrees to accept in full payment for such performance the amounts and benefits set forth below:
     (a) Salary. Commencing as of the Effective Date, the Company shall pay to the Executive an annual base salary (“Base Salary”) of two hundred twenty thousand dollars ($220,000). Thereafter, the Board, or such committee of the Board as is responsible for setting the compensation of senior executive officers, shall review the Executive’s Base Salary annually in January of each year, in light of competitive data, the Company’s performance, and Executive’s performance, and determine whether to increase the Executive’s Base Salary on a prospective basis. The first review shall be in January 2008. Such adjusted annual salary then shall become the Executive’s “Base Salary” for purposes of this Agreement. The Executive’s annual Base Salary shall not be reduced after any increase, without the Executive’s consent. The Company shall pay the Executive’s Base Salary according to payroll practices in effect for all senior executive officers of the Company.
     (b) Annual Bonus. The Executive will be eligible for an annual cash bonus (the “Bonus”) in accordance with the provisions of the Company’s Salaried Bonus Plan (the “RONA Plan”), based on performance, and calculated as a percentage of the Executive’s Base Salary. Initially, the Executive will participate in the RONA Plan at the Group A, forty percent (40%) of Base Salary target level. In any plan adopted by the Company to replace the current RONA Plan, the Executive’s participation will have a potential payout at least equal to his potential payout under the current RONA Plan.
     The Company shall pay the Executive’s Bonus, if any, according to the terms of the RONA Plan. The Company intends that the Bonus will be paid within 2 1/2 months of the close of the Company’s fiscal year, but in no event later than the end of the Company’s first fiscal quarter. In the event that payments are not made within 2 1/2 months of the close of the Company’s fiscal year, it is the Company’s intent that this Agreement be construed in a manner consistent with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

     (c) Equity Compensation. On the Effective Date, the Company shall award the Executive five thousand (5,000) shares of Restricted Stock in accordance with and subject to the terms of the FreightCar America, Inc. 2005 Long Term Incentive Plan (the “2005 LTIP”), vesting in three equal annual installments beginning on the first anniversary of the Effective Date, of 1666, 1667, and 1667 shares respectively. This Restricted Stock award would become fully vested upon a Change in Control. During the Term the Executive shall be eligible for future awards under the 2005 LTIP or any similar or successor plan, in the sole discretion of the Board.
     (d) Automobile Allowance. During his employment hereunder, the Company shall reimburse the Executive for lease payments of up to five hundred dollars ($500.00) per month for an automobile chosen by the Executive.
     (e) Other Benefits. The Executive shall be entitled to participate in or receive benefits under any employee benefit plan, arrangement or perquisite made available by the Company at any time during his employment hereunder to its executive employees (collectively the “Benefit Plans”), including without limitation each retirement, 401(k) and profit sharing plan, group life insurance and accident plan, medical and dental insurance plan, and disability plan, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. The Company reserves the right to make changes to any plan, arrangement or perquisite in which the Executive participates, including termination of any such plan or arrangement, in its sole discretion, if such changes do not result in a proportionately greater reduction in the rights of or benefits to the Executive as compared with other executives of the Company or if such changes are required by law or are technical changes.
     (f) Expenses. The Executive shall be entitled to receive an advance or prompt reimbursement for all reasonable travel and entertainment expenses or other out-of-pocket business expenses incurred by the Executive during the Term in fulfilling the Executive’s duties and responsibilities under this Agreement, including all expenses of travel and living expenses while away from home on business or at the request and in the service of the Company, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.
     (g) Vacation. During his employment hereunder, the Executive shall be entitled to paid vacations in each calendar year, determined in accordance with the Company’s vacation policy but not less than four weeks per year. The Executive shall also be entitled to all paid holidays and personal days given by the Company to its executive employees.
     6. Termination. The Company, upon action by the Board, may terminate the Executive’s employment hereunder under the following circumstances:
     (a) Death. The Executive’s employment hereunder shall terminate upon his death.
     (b) Disability. The Company may terminate the Executive’s employment hereunder in the event of the Executive’s Disability. For purposes of this Agreement,

“Disability” shall mean, in the written opinion of a qualified physician selected by the Company, the Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, (i) unable to engage in any substantial gainful activity, or (ii) receiving income replacement benefits for a period of not less than 3 months under the Company’s disability plan.
     (c) Cause. The Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, the Company shall have “Cause” to terminate the Executive’s employment hereunder upon the Executive’s (i) willful and continued failure substantially to perform his material duties with Company (other than due to Disability), or the commission of any activities constituting a material violation or material breach of any federal, state or local law or regulation applicable to the activities of Company, in each case, after notice thereof from the Board to the Executive and (where possible) a reasonable opportunity for the Executive to cease and cure such failure, breach or violation in all respects, (ii) fraud, breach of fiduciary duty, dishonesty, misappropriation or other act that causes material damage to the Company’s property or business, (iii) repeated absences from work such that the Executive is unable to perform his employment or other duties in all material respects, other than due to Disability or a condition that with the passage of time would become a Disability, (iv) admission or conviction of, or plea of nolo contendere to, any crime that, in the reasonable judgment of the Board, adversely affects the Company’s reputation or the Executive’s ability to carry out the obligations of his employment, (v) failure to reasonably cooperate with the Company in any internal investigation or administrative, regulatory or judicial proceeding, after notice thereof from the Board to the Executive and a reasonable opportunity for the Executive to cure such non-cooperation or, (vi) act or omission by in violation or disregard of the Company’s policies, including but not limited to the harassment and discrimination policies and Standards of Conduct of the Company then in effect, in such a manner as to cause significant loss, damage or injury to the property, reputation or employees of the Company. In addition, the Executive’s employment shall be deemed to have terminated for Cause if, after the Executive’s employment has terminated, facts and circumstances are discovered that would have justified a termination for Cause. For purposes of this Agreement, no act or failure to act on the Executive’s part shall be considered “willful” unless it is done, or omitted to be done, by him in bad faith or without reasonable belief that his action or omission was in the best interests of Company. Any act or failure to act based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, in good faith and in the best interests of the Company.
     7. Compensation Upon Termination, Death or During Disability.
     (a) Termination for any Reason. If the Executive’s employment terminates for any reason, the Company shall pay to him (or his representative) (i) the Executive’s earned but unpaid Base Salary through the date of termination, (ii) any annual incentive plan bonus, or other form of incentive compensation, for which the performance measurement period has ended and the payment amount earned, but which is unpaid at the time of termination, (iii) any accrued but unpaid vacation, (iv) any amounts payable under any of the Company’s employee benefit plans in accordance with the terms of those plans, except as may be required under Code Section 401(a)(13), and (v) unreimbursed business expenses incurred by the Executive on the Company’s behalf under Section 5(f).
     (b) Death or Disability. If the Executive’s employment is terminated due to his death or Disability, the Company shall pay the Executive the benefits and amounts under Section 7(a), including life or long-term disability insurance benefits, and the Company shall, thereafter, have no further obligations to the Executive under this Agreement.
     (c) Cause or By Executive Other than for Good Reason. If the Executive’s employment is terminated by the Company for Cause or by the Executive for other than Good Reason, the Company shall pay the Executive the benefits and amounts under Section 7(a), and the Company shall, thereafter, have no further obligations to the Executive under this Agreement. For purposes of this Agreement, “Good Reason” shall mean, without the Executive’s written consent, the occurrence of any of the following circumstances: (i) a Change in Control pursuant to which the buyer does not either assume this Agreement or otherwise agree to employ the Executive at or after the acquisition date on terms substantially comparable in the aggregate to this Agreement, (ii) unless such circumstances are fully corrected within 60 days after written notice thereof, the Company (A) permanently and materially diminishes the Executive’s authority, duties, or responsibilities, including without limitation reporting responsibilities (B) materially reduces the Executive’s overall compensation, including Base Salary, Bonus opportunity and equity award participation, or (C) requires the Executive to relocate his principal business office to a location not within 50 miles of the Company’s principal business office located in the Chicago, Illinois metropolitan area, or (D) materially breaches the terms of this Agreement. Notwithstanding anything in this Agreement to the contrary, a separation from service due to Good Reason must occur, if at all, within 120 days after the Company receives written notice of any one or more of the conditions set forth in this Section 7(c). The Executive must provide the Company with written notice of any one or more of the conditions set forth in this Section 7(c) within 90 days of the initial existence of the condition in order for such condition to constitute Good Reason under this Agreement.
     For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied:
     (i) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including any securities beneficially owned by such Person that were acquired directly from the Company or its affiliates) representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities; or
     (ii) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation and such shareholder approval results in consummation of said merger or consolidation, other than (A)

a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company, at least sixty percent (60%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person acquires more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities; or
     (iii) the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets and such shareholder approval results in consummation of said liquidation, sale or disposition.
     For purposes of this Agreement, “Beneficial Owner” shall have the meaning defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For purposes of this Agreement, “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used herein; however, a Person shall not include (A) the Company or any of its subsidiaries, (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.
     (d) By Company Without Cause or By Executive for Good Reason. If the Company terminates the Executive’s employment without Cause, or the Executive terminates his employment for Good Reason, then the Company shall provide the following payments and benefits, in addition to the payments and benefits under Section 7(a):
     (i) The Company shall pay the Executive’s Base Salary for twelve (12) months following the date of termination, provided that, if these payments must be delayed for six months following the Executive’s termination due to the restrictions of Code Section 409A(a)(2)(A)(i), the full amount of the missed/delayed payments shall be made on the first day of the seventh calendar month following the month in which the Executive's employment terminates;
     (ii) The Company shall make a payment to the Executive, equal to the Executive’s target level Bonus under the RONA Plan, or any successor bonus plan, for the year of termination, with the payment made on the first March 15 following the year of the Executive’s termination, provided that if the payment must be delayed for six months following the Executive’s termination due to the restrictions of Code Section 409A(a)(2)(A)(i), the payment shall be made on the first day of the seventh calendar month following the month in which the Executive’s employment terminates;
     (iii) The Company shall make available continued participation in the Company’s group health benefit plan to the Executive and such members of his family who participated in the group health plan at the time of Executive’s termination, for a period of twelve (12) months at the same costs and coverage levels and the under the same general terms and provisions of such plan as apply to active employees after the Executive’s termination; and
     (iv) No payments or benefits provided the Executive hereunder shall be reduced by any amount the Executive may earn or receive from employment with another employer or from any other source.
     (e) The obligations of the Company to make payments and provide benefits under this Section 7 shall survive the termination of this Agreement.
     8. Restrictive Covenants
     (a) Confidential Information. The Executive understands that the Company possesses and will possess Confidential Information that is important to its business. The Company devotes significant financial, human and other resources to the development of its products, its customer base and the general goodwill associated with its business and the Company diligently maintains the secrecy and confidentiality of its Confidential Information. For purposes of this Agreement, “Confidential Information” is information that was or will be developed, created, or discovered by or on behalf of the Company, or that became or will become known by, or was or is conveyed to the Company, which has commercial value in the Company’s business. Confidential Information is sufficiently secret to derive economic value from its not being generally known to other persons. Confidential Information also includes any and all financial, technical, commercial or other information concerning the business and affairs of the Company that is confidential and proprietary to the Company, including without limitation, (i) information relating to the Company’s past and existing customers and vendors and development of prospective customers and vendors, including without limitation specific customer product requirements, pricing arrangements, payments terms, customer lists and other similar information; (ii) inventions, designs, methods, discoveries, works of authorship, creations, improvements or ideas developed or otherwise produced, acquired or used by the Company; (iii) the Company’s proprietary programs, processes or software, consisting of but not limited to, computer programs in source or object code and all related documentation and training materials, including all upgrades, updates, improvements, derivatives and modifications thereof and including programs and documentation in incomplete stages of design or research and development; (iv) the subject matter of the Company’s patents, design patents, copyrights, trade secrets, trademarks, service marks, trade names, trade dress, manuals, operating instructions, training materials, and other industrial property, including such information in incomplete stages of design or research and development; and (v) other confidential and proprietary information or documents relating to the Company’s products, business and marketing plans and techniques, sales and distribution networks and any other information or documents which the Company reasonably regards as being confidential.
     Executive understands that the Company possesses or will possess “Company Materials” that are important to its business. For purposes of this Agreement, “Company Materials” are documents or other media or tangible items that contain or embody Confidential Information or any other information concerning the business, operations or future/strategic plans of the Company, whether such documents have been prepared by Executive or by others. In consideration of Executive’s employment by the Company, the compensation received by Executive from the Company, and the Company’s agreement to give Executive access to certain Confidential Information, Executive agrees as follows:
     (i) All Confidential Information and trade secret rights, and other intellectual property and rights (collectively “Rights”) in connection therewith will be the sole property of the Company. At all times, both during the Executive’s employment by the Company and after its termination for any reason, the Executive will keep in confidence and trust and will not use or disclose any Confidential Information or anything relating to it without the prior written consent of a then current officer of the Company except as may be necessary and appropriate in the ordinary course of performing Executive’s duties to the Company.
     (ii) All Company Materials will be the sole property of the Company. The Executive agrees that during Executive’s employment by the Company, Executive will not remove any Company Materials from the business premises of the Company or deliver any Company Materials to any person or entity outside the Company, except as Executive is required to do so in connection with performing the duties of his employment. Executive further agrees that, immediately upon the termination of Executive’s employment by Executive or by the Company for any reason, or during Executive’s employment if so requested by the Company, Executive will return all Company Materials, apparatus, equipment and other physical property, or any reproduction of such property, excepting only Executive’s copy of this Agreement.
     (b) Noncompetition and Nonsolicitation. While employed by the Company and for a period of twelve (12) consecutive months thereafter, the Executive will not directly or indirectly:
     (i) Contact, solicit, interfere with or divert any of the Company’s customers;
     (ii) Participate or engage in, directly or indirectly (as an owner, partner, employee, officer, director, independent contractor, consultant, advisor or in any other capacity calling for the rendition of services, advice, or acts of management, operation or control) in any business engaged in the manufacture of railcars in North America; and
     (iii) Solicit any person who is employed by the Company for the purpose of encouraging that employee to join Executive as a partner, agent, employee or otherwise in any business activity which is competitive with the Company.
     (c) Forfeitures. In the event that the Executive materially breaches any of the restrictions in this Section 8, he shall forfeit all of the applicable payments and benefits under this Agreement, including but not limited to such payments and benefits pursuant to Section 7, and the Company shall have the right to recapture and seek repayment of any such applicable payments and benefits under this Agreement.
     (d) Intellectual Property. “Inventions” includes all improvements, inventions, designs, formulas, works of authorship, trade secrets, technology, computer programs, compositions, ideas, processes, techniques, know-how and data, whether or not patentable, made or conceived or reduced to practice or developed by the Executive, either alone or jointly with others, during the term of Executive’s employment, including during any period prior to the date of this Agreement. Except as defined in this Agreement, all Inventions that Executive makes, conceives, reduces to practice or develops (in whole or in part, either alone or jointly with others) during his employment will be the sole property of the Company to the maximum extent permitted by law. The Executive agrees to assign such Inventions and all Rights in them to the Company. Exemptions from this agreement to assign may be authorized in those circumstances where the mission of the Company is better served by such action, provided that overriding obligations to other parties are met and such exemptions are not inconsistent with other Company policies. Further, Executive may petition the Company for license to make, market or sell a particular Invention.
     (e) Injunction. The Executive acknowledges that monetary damages will not be an adequate remedy for the Company in the event of a breach of this Section 8, and that it would be impossible for the Company to measure damages in the event of such a breach. Therefore, Executive agrees that, in addition to other rights and remedies that the Company may have, the Company is entitled to an injunction preventing Executive from any breach of this Section 8, and Executive hereby waives any requirement that the Company post any bond in connection with any such injunction. Executive further agrees that injunctive relief is reasonable and necessary to protect a legitimate, protectible interest of the Company.
     (f) Blue Pencil. If any court determines that the covenants contained in this Section 8, or any part hereof, are unenforceable because of the duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, to as close to the terms hereof as shall be enforceable and, in its reduced form, such provision shall then be enforceable.

     (g) Survival. The restrictive covenants contained in this Section 8 shall survive the termination of this Agreement.
     9. Miscellaneous.
     (a) Representations of the Executive. The Executive represents and warrants to the Company that this Agreement when executed by the Executive will not conflict with any other agreement or obligation of the Executive and that the Executive is not bound by any agreement with any third party which would prohibit the Executive from his involvement with the Company or result in any liability to the Executive or to the Company.
     (b) Binding Agreement. This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee or, if there be no such designee, to the Executive’s estate.
     (c) Notice. Notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered, if delivered personally, or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, and when received if delivered otherwise, addressed as follows:
If to the Executive:
Charles Magolske
421 Ridge Road
Kenilworth, Illinois 60043
If to the Company:
c/o FreightCar America, Inc.
Two North Riverside Plaza
Chicago, IL 60606
Attention: Chairman of the Board
or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
     (d) Amendments, Waivers, Governing Law, Validity, Counterparts and Entire Agreement. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing, signed by the Executive and such officers of the Company as may be specifically designated by the Board. No waiver by either party hereto (the Company on one hand, and the Executive, on the other hand) at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Illinois without regard to its conflicts of law principles. The invalidity or enforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all other agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto with respect to the subject matter contained herein is hereby terminated and canceled.
     (e) Injunctive Relief. The Executive agrees that in addition to any other remedy provided at law or in equity or in this Agreement, the Company shall be entitled to a temporary restraining order and both preliminary and permanent injunctions restraining Executive from violating any provision of Section 8 of this Agreement.
     (f) Dispute Resolution. In the event of any dispute or claim relating to or arising out of this Agreement, the Executive and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association (“AAA”) in Chicago, Illinois in accordance with the AAA’s National Rules for the Resolution of Employment Disputes, provided, however, that this arbitration provision shall not apply to, and the Company shall be free to seek, injunctive or other equitable relief with respect to any actual or threatened breach or violation by the Executive of his obligations under Section 8 hereof in any court having appropriate jurisdiction. The Executive acknowledges that by accepting this arbitration provision he is waiving any right to a jury trial in the event of a covered dispute. The arbitrator may, but is not required to, order that the prevailing party shall be entitled to recover from the losing party its attorneys’ fees and costs incurred in any arbitration arising out of this Agreement. The Company and the Executive agree that the jurisdiction and venue for any disputes arising under, or any action brought to enforce (or otherwise relating to), Section 8 of this Agreement shall be exclusively in the courts in the State of Illinois, Cook County, including the Federal Courts located therein (should Federal jurisdiction exist), and the Company and the Executive hereby submit and consent to said jurisdiction and venue.
     (g) Withholding. All payments made to the Executive pursuant to this Agreement shall be subject to applicable withholding taxes, if any, and any amount so withheld shall be deemed to have been paid to the Executive for purposes of amounts due to the Executive under this Agreement.
     (h) Removal from any Boards and Positions. If the Executive’s employment is terminated for any reason under this Agreement, he shall be deemed to resign (i) if a member, from the Board or board of directors of any affiliate or any other board to which he has been appointed or nominated by or on behalf of the Company and (ii) from any position with the Company or any affiliate, including, but not limited to, as an officer of the Company or any of its affiliates.
     (i) Insurance; Indemnification. During the Term and through at least the fifth anniversary of the Executive’s termination of employment from the Company, the Company agrees to maintain the Executive as an insured party on all directors’ and officers’ insurance maintained by the Company for the benefit of its directors and officers on at least the same basis as all other covered individuals and to indemnify the Executive to the maximum extent permitted under applicable law.
     (j) Voluntary Agreement. The Executive and the Company represent and agree that each has reviewed all aspects of this Agreement, has carefully read and fully understands all provisions of this Agreement, and is voluntarily entering into this Agreement. Each party represents and agrees that such party has had the opportunity to review any and all aspects of this Agreement, with the legal, tax and other advisor and advisors of such party’s choice before executing this Agreement, and have been fully advised as to same. This Agreement has been fully and freely negotiated by the parties hereto, shall be considered as having been drafted jointly by the parties hereto, and shall be interpreted and construed as if so drafted, without construction in favor of or against any party on account of its or his participation in the drafting hereof.
     (k) Counterparts. The parties may execute this Agreement in one or more counterparts, all of which together shall constitute but one Agreement.
[Signature Page to Follow]

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

FREIGHTCAR AMERICA, INC.

By:	/s/ Christian Ragot	/s/ Charles Magolske

	Name: Christian Ragot	Charles Magolske
Title: President and Chief Executive Officer